Exhibit 99.1

NEWS RELEASE January 6, 2022

T-Mobile and Crown Castle Expand Strategic Relationship
With Long-Term Tower and Small Cell Agreement

Bellevue, Wash. and Houston, Texas — January 6, 2022 — T-Mobile US, Inc. (NASDAQ: TMUS) and Crown Castle International Corp. (NYSE: CCI) announced today that the companies have signed a new 12-year agreement to support the continued build-out of T-Mobile's nationwide 5G network with increased access to Crown Castle's towers and small cell locations. The agreement enables the Un-carrier to further expand and deepen the reach of its industry-leading 5G network to serve consumers across the U.S. while also realizing financial synergies following its merger. The agreement also helps Crown Castle generate long-term tower and small cell revenue growth.

"T-Mobile's expanded alliance with long-term partner Crown Castle will fuel acceleration of our nationwide network build and provide synergies that we can further invest into that build – all in support of our Un-carrier mission to truly deliver 5G FOR ALL," said Neville Ray, president of Technology at T-Mobile. "This agreement is another integral piece of T-Mobile's ongoing efforts to rapidly expand what is already America's largest 5G network. We won't stop focusing on reaching even more customers and delivering fast 5G speeds to more people – every day and into the future."

"We're excited to build on our long-standing strategic relationship with T-Mobile as we work closely with them to continue to deploy their next-generation 5G network," stated Jay Brown, Crown Castle's chief executive officer. "T-Mobile and Crown Castle are ideal partners for this next phase as wireless network architecture continues to densify. We believe T-Mobile's significant long-term commitment to utilize our comprehensive infrastructure consisting of towers, small cells and fiber will enable our collective teams to quickly meet future network demands."

T-Mobile is the leader in 5G with the country’s largest, fastest, and most reliable 5G network, including nationwide Ultra Capacity 5G that delivers blazing-fast speeds to more people than any other provider. For more information on T-Mobile’s network, visit T-Mobile.com/coverage.

T-Mobile is America's Largest 5G network & Fastest median, overall combined 5G speeds according analysis by Ookla® of Speedtest Intelligence® data 5G download speeds for Q3 2021. Ookla trademarks used under license and reprinted with permission. Capable device req'd; coverage not available in some areas. Some uses may require certain plan or feature; see T-Mobile.com.

About T-Mobile

T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Sprint. For more information please visit: https://www.t-mobile.com.

About Crown Castle

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

Media Contacts

T-Mobile Media Relations
MediaRelations@t-mobile.com

Crown Castle Media Relations
Media.relations@crowncastle.com